EXHIBIT 99.1

                           FINET HOLDINGS CORPORATION

                             1989 STOCK OPTION PLAN

                                  (as amended)


     1. Purpose and Scope. The purposes of the Finet Holdings Corporation Stock Option Plan is to enable the Company to grant to key employees and directors an opportunity to acquire Stock, thereby providing them with an inducement to remain in the service of the Company and contribute to its success, and to aid in attracting other capable personnel. Some or all of the options granted to employees under the Plan may be intended to qualify as "incentive stock options" under Section 422A of the Internal Revenue Code.

     2. Definitions. As used in this Plan:

          (a) "Board" means the Board of Directors of the Company.

          (b) "Committee" means the Stock Option Committee, if any appointed by the Board from among its members. If no committee has been appointed, "Committee" shall refer to the Board, unless the context indicates otherwise.

          (c) "Company" means Finet Holdings Corporation, a Delaware corporation and any parent or majority-owned subsidiary corporation.

          (d) "Plan" means the Finet Holdings Corporation 1989 Stock Option Plan, as amended from time to time.

          (e) "Stock" means the common stock of the Company.

     3. Administration.

          (a) Authority of the Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

               (i) the persons to whom options to purchase shares of Stock shall be granted;

               (ii) the number of shares to be optioned to each optionee;

               (iii) the price to be paid for the shares upon the exercise of each option;

               (iv) the period within which each option may be exercised, including any vesting requirements; and,

               (v) the terms and conditions of each stock option agreement to be entered into between Company and the optionee.

          (b) Grants to Board or Committee Members; Formula Options for Outside Directors. The Committee may not grant an option to any member of the Board or the Committee. An option may be granted to a director or a member of the Committee only by action of the Board, with a majority of the Board and a majority of the directors acting in the matter being disinterested persons within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

          Directors who are not full-time employees of the Company will, in addition to any other compensation payable (including other stock options which may be granted) to directors for their services, automatically and without action by the Board or Committee, be granted under the Plan: (a) an immediately exercisable five year option to purchase 40,000 shares of Stock upon initial appointment or election as a director; and (b) commencing on the first anniversary date of becoming a director and for each of the next three years of service as a director, a five year option to purchase 25,000 shares of Stock. Each such 25,000 share option shall become exercisable during the year immediately following grant at a rate of 6,250 shares per quarter, subject to continuing service as a director. Options granted pursuant to this paragraph shall be exercisable only during the time the optionee remains a director or within one year thereafter (but only to the extent vested on the date of termination of service as a director and not beyond expiration of the five year option term). The exercise price of each of the above grants shall be the fair market value of the Company's common stock at the time of each grant.

          (c) Rules and Regulations. The Committee shall have full and complete authority to promulgate such rules and regulations as it deems necessary or desirable for administering and interpreting the Plan. Any determination, decision, computation, or interpretation of the Plan by the Committee shall be conclusive as to any interested person.

          (d) Incentive Stock Option Status. The determination of whether options granted to employees under the Plan are intended to qualify as incentive stock options shall be made by the Committee at the time the option is granted. If an option is intended to so qualify, that fact shall be indicated in the stock option agreement for that option.

     4. Eligibility. The class of person of the Company eligible to be granted option to purchase Stock hereunder shall be key employees and directors of the Company so designated by the Committee.

     5. Stock Subject to the Plan. There shall be a total of 1,750,000 shares of Stock subject to purchase upon the exercise of options granted under the Plan, as adjusted in accordance with Section 8. For options outstanding under the Plan, shares of Stock will be reserved for issuance from the Company's authorized but unissued Stock. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again be available for the purposes of the Plan; provided, however, that no options will be granted under the Plan if, including the shares which are the subject of a proposed option, the total number of shares called for by all outstanding options under this Plan would cause the limit set forth in Rule 260.140.45 of the California Commissioner of Corporations, as in effect on November 14, 1989, to be exceeded.

     6. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by a stock option agreement between the optionee and the Company and shall be subjected to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

          (a) Option Price. The price to be paid for shares of Stock upon the exercise of an option shall be determined by the Committee at the time the option is granted, but shall in no event be less than one hundred percent (100%) of the fair market value of the shares of Stock on the date the option is granted (110% of the fair market value if the optionee is an employee who owns Stock possessing more than ten percent of the total combined voting power or value of all classes of stock of the Company), as determined by the Committee or, if a trading market exists for the Stock, the fair market value of the shares of Stock shall not be less than the closing price for the Stock as reported by the principal trading market for the Stock on the date the option is granted (or if there was no trade on such date, then the closing price on the most recent date on which trading in the Stock occurred).

          (b) Period of Option. The period or periods within which an option may be exercised shall be determined by the Committee at the time the option is granted but shall in no event exceed ten years from the date the option is granted (five years if the optionee is an employee who owns Stock possessing more than ten percent of the total combined voting power or value of all classes of stock of the Company).

          (c) Payment for Stock. Payment for each share of Stock purchased under an option shall be made at the time of purchase: (i) in cash, (ii) in shares of Stock, in good form for transfer, owned by the optionee, (iii) by a combination of such Stock and cash; unless the Committee in its sole discretion requires that payment be made in cash, or (iv) by dividing the net gain per share (the positive difference in value, if any, between the exercise price per share and the fair market value upon exercise ) by the fair market value upon exercise, with the quotient issued in shares of Stock. No share of Stock shall be issued until full payment therefor has been made. No Stock acquired within six months preceding the payment date pursuant to any Company stock option, stock purchase or other stock incentive plan shall be used in payment hereunder. An optionee's payment of income tax withholding upon exercise of an option, if required, may be made as set forth in (I), (ii), or (iii) above.

          (d) Stock Appreciation Rights. The Committee, in its discretion, may provide that any option by its terms may permit the participant, upon exercise of an option, to elect, in lieu of payment for Stock, to receive payment from the Company of any of the following:

               (i) cash equal to the excess of the value of one share over the option price times the number of shares as to which the option is exercised;

               (ii) the number of full shares having an aggregate value equal to the cash amount calculated under alternative (i); or

               (iii) any combination of cash and Stock having an aggregate value equal to the cash amount calculated under alternative (i).

          (e) Nontransferability. An option shall be nontransferable, except by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee.

          (f) Not an Employment Agreement. Nothing in this Plan or in any option granted hereunder shall affect the right of the Company to terminate at any time and for any reason the employment of any employee to whom an option has been granted hereunder.

          (g) Value Limitation. The aggregate fair market value (determined as of the time the option is granted) of all shares of Stock subjected to incentive stock options granted to any employee under this Plan and any other option plan of the Company in any calendar year shall not exceed the limits set forth in the Internal Revenue Code, as such may be amended from time to time.

          (h) Effective Date of Grant. The date of grant of options hereunder shall be deemed to be the date of the action by the Committee, notwithstanding that, the issuance of the option may be conditioned on the execution of a stock option agreement.

     7. Stock Issuance and Rights as Shareholder. Notwithstanding any other provision of the Plan, no optionee shall have any right as a shareholder of the Company until the date he is issued a stock certificate.

     8. Adjustment of Shares.

          (a) Stock Dividends, etc. In the event of changes in the outstanding Stock of the company by reason of stock dividends, split-ups, consolidations, recapitalizations, reorganizations, spin-offs or like events (as determined by the Committee), an appropriate adjustment shall be made by the Committee in the number of shares of Stock reserved under the Plan and in the number of shares of Stock and the option price per share specified in any stock option agreement with respect to any unpurchased shares. The determination of the Committee as to what adjustments shall be made shall be conclusive.

          (b) Mergers, etc. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the option granted hereunder shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event that such successor corporation refuses to assume the option granted hereunder or to substitute an equivalent option, the Board shall, in lieu of such assumption or substitution, provide for the optionee to have the right to exercise the option granted hereunder as to all of the optioned Stock, including shares of Stock as to which the option granted hereunder would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the optionee that the option shall be fully exerciseable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

     9. Securities Law Requirements.

          (a) Investment Representation. The Committee may require any person, as a condition of either grant or the exercise of an option pursuant to this Plan, to represent and establish to the satisfaction of the Committee that all shares of Stock acquired upon the exercise of such option will be acquired for investment and not for distribution.

          (b) Registration Requirements. No shares of Stock shall be issued upon the exercise of any option if counsel for the company determines that there has not been met any applicable registration requirements under the Securities Act of 1933 or the Securities Exchange Act of 1934, any applicable listing requirement of any stock exchange on which the Stock is listed, any state securities law or any other applicable provision of state or federal law.

          (c) Information to Optionee. The Company shall provide to each optionee, during the period for which he has one or more options outstanding, copies of all annual reports and other information which are provided to all shareholders of the Company. The Company shall not be required to provide such information if the issuance of options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information.

     10. Amendment. The Board may amend the Plan at any time, except that without the approval by vote or written consent of the holders of a majority of the Company's issued and outstanding shares:

          (a) The number of shares of Stock that may be made available under the Plan shall not be increased..

          (b) The class of persons eligible to be granted options hereunder shall not be changed.

          This Section 10 may not be amended so as to defeat its purpose.

     11. Shareholder Approval. This Plan is subject to the approval of the shareholders of the Company on or before June 5, 1990, and any stock option agreement entered into under this Plan before that approval shall contain a provision to the effect that the exercise of that option is subject to shareholder approval.

     12. Termination. This Plan shall expire on June 5, 1999 and no options shall be granted hereunder after that date. The Board may terminate this Plan at any time, and no option hereunder shall be granted thereafter. Expiration or termination of the plan shall not affect the validity of any option then outstanding.

     13. Effective Date. Options may be granted hereunder beginning immediately, subject to Section 11.